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                                                                    EXHIBIT 11.1

                               SOURCE MEDIA, INC.
               COMPUTATION OF SUPPLEMENTAL LOSS PER COMMON SHARE


                                                                     Three months ended Sept. 30,      Nine months ended Sept. 30,
                                                                     ----------------------------      ---------------------------
                                                                          1995          1996               1995          1996
                                                                     -------------  -------------      ------------  -------------
Weighted average IT shares outstanding                                  3,917,669     9,934,238         2,275,776     9,932,528

Net effect of common shares that would have been outstanding upon the conversion of IT's preferred shares, assuming the
merger took place at the beginning of the respective periods                    -             -         1,029,910             -

Net effect of additional shares equal to that portion of the shares held by HBAC stockholders assumed to have been issued in order to repay $4.1 million of IT debt and related accrued interest
outstanding for each period                                                     -             -           164,048             -

Net effect of HBAC shares assumed at the date of the merger, less shares assumed necessary to repay $4.1 million of IT debt
and related accrued interest outstanding for each period                        -             -           131,740             -
                                                                      -----------   -----------       -----------   -----------
Weighted average common shares                                          3,917,670     9,934,238         3,601,474     9,932,528

Net loss                                                              $(2,176,175)  $(4,147,180)      $(7,620,502)  $(9,168,398)

Plus impact of interest expense related to the $4.1 million of IT
debt and related accrued interest repaid with the proceeds of the               -             -       $   130,979             -
merger

Loss for per share computations                                       $(2,176,175)  $(4,147,180)      $(7,489,523)  $(9,168,398)
                                                                      ===========   ===========       ===========   ===========
Supplemental net loss per common share                                $     (0.28)  $     (0.42)      $     (1.04)  $     (0.92)
                                                                      ===========   ===========       ===========   ===========
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